PRINCIPAL UNDERWRITING

AGREEMENT

BY AND BETWEEN

THRIVENT FINANCIAL FOR LUTHERANS

AND

THRIVENT INVESTMENT MANAGEMENT INC.

TABLE OF CONTENTS

1.	Appointment of Distributor	3

2.	Sales Agreement	4

3.	Life Insurance or Annuity Licensing	5

4.	Suitability	5

5.	Promotion Materials	5

6.	Compensation	5

7.	Records	6

8.	Duty to Keep Informed	7

9.	Investigations and Proceedings	7

10.	Termination	8

11.	Regulation	8

12.	Severability	8

13.	Applicable Law	8

Schedule A: Thrivent Financial Separate Accounts

PRINCIPAL UNDERWRITING AGREEMENT

This PRINCIPAL UNDERWRITING AGREEMENT made as of the 1st day of October 2002, by and between THRIVENT FINANCIAL FOR LUTHERANS, a fraternal benefit society organized under the laws of the State of Wisconsin (“Thrivent Financial”), on its own behalf and on behalf of THRIVENT FINANCIAL’S separate accounts referred to in Schedule A (the “Separate Accounts”), and THRIVENT INVESTMENT MANAGEMENT INC., a Delaware corporation (“Thrivent Investment Mgt.”).

WITNESSETH:

WHEREAS, the Separate Accounts are separate investment accounts of Thrivent Financial operating pursuant to the laws of Wisconsin for the purpose of selling variable annuity and variable life contracts (“Contracts”), to commence after the effectiveness of the Registration Statements relating thereto filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Separate Accounts are registered as unit investment trusts under the 1940 Act; and

WHEREAS, Thrivent Investment Mgt. is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “Securities Exchange Act”) and is a member of the National Association of Securities Dealers, Inc. (“NASD”); and

WHEREAS, Thrivent Financial and Thrivent Investment Mgt. wish to enter into an agreement to have Thrivent Investment Mgt. act as the Thrivent Financial’s principal underwriter for the sale of the Contracts through the Separate Accounts;

NOW, THEREFORE, the parties agree as follows:

1.	Appointment of the Distributor

Thrivent Financial agrees that during the term of this Agreement it will take all action that is required to cause the Contracts to comply as insurance products and registered securities with all applicable federal and state laws and regulations. Thrivent Financial appoints Thrivent Investment Mgt. and Thrivent Investment Mgt. agrees to act as the principal underwriter for the sale of the Contracts to the public during the term of this Agreement in each state and other jurisdiction in which such Contracts may lawfully be sold. Thrivent Investment Mgt. agrees to offer and sell the Contracts upon the terms described in the Contracts’ Prospectuses and at premium rates set by Thrivent Financial. Applications for the Contracts shall be solicited only by representatives duly and appropriately licensed or otherwise qualified for the sale of such Contracts in each state or other jurisdiction. Thrivent Financial shall undertake to appoint Thrivent Investment Mgt.’s qualified registered representatives as life insurance or annuity agents of Thrivent Financial. Completed applications for Contracts shall be transmitted directly to Thrivent Financial for acceptance or rejection in accordance with underwriting rules established by Thrivent Financial. Initial premium payments under the Contracts shall be made by check, electronic transfer or wire payable to Thrivent Financial and shall be held at all times by Thrivent Investment Mgt. or its registered representatives in a fiduciary capacity and remitted promptly to Thrivent Financial. Anything in this Agreement to the contrary notwithstanding, Thrivent Financial retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of Thrivent Financial. Thrivent Investment Mgt. shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

2.	Sales Agreements

A.

Thrivent Investment Mgt. is hereby authorized to enter into separate written agreements, on such terms and conditions as Thrivent Investment Mgt. may determine not inconsistent with this Agreement, with one or more registered representatives who agree to participate in the distribution of Contracts. Such registered representatives shall be registered as securities agents with the NASD. Thrivent Investment Mgt. and its registered representatives soliciting applications for Contracts shall also be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts (and the riders and other policies offered in connection therewith) under the insurance laws and any applicable securities laws of each state or other jurisdiction in which Thrivent Financial is authorized to offer the Contracts. Thrivent Investment Mgt. shall have the responsibility of ensuring that its registered representatives are properly supervised. . Supervision shall include, but not be limited to, the following matters: acceptance of new business; suitability determinations (as made in accordance with NASD rules, SEC or other regulatory authority’s rules and regulations); training, supervision and sales practices; books and records requirements; approval and use of all advertising, sales literature and broker-dealer only materials; confirmation content and delivery; payment of commissions; and compliance with the written supervisory procedures of Thrivent Investment Mgt.

B.	With the consent of Thrivent Financial, Thrivent Investment Mgt. also may employ such other person, persons, corporation, or corporations in order to assist it in carrying out this Agreement.

3.	Life Insurance and Annuity Licensing

Thrivent Financial shall be responsible for ensuring that the registered representatives are duly qualified under the insurance laws of the applicable jurisdictions to sell the Contracts.

4.	Suitability

Thrivent Financial wishes to ensure that Contracts sold by Thrivent Investment Mgt. will be issued to purchasers for whom the Contract will be suitable. Thrivent Investment Mgt. shall take reasonable steps to ensure that the various registered representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a registered representative after reasonable inquiry of such applicant concerning the applicant’s insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make the premium payments contemplated by the Contracts.

5.	Promotion Materials

Thrivent Financial shall have the responsibility of furnishing to Thrivent Investment Mgt. and its registered representatives sales promotion materials and individual sales proposals related to the sale of the Contracts. Thrivent Investment Mgt. shall not use any such materials that have not been approved by Thrivent Financial. All written materials that are provided to Thrivent Financial members or prospective members in connection with the Contracts sold by Thrivent Investment Mgt.’s registered representatives are required to meet specific standards established by securities and insurance regulatory authorities. Such materials will include advertising and sales literature, correspondence, magazine articles, newspaper articles, press releases and any other written public communication. Both parties shall cooperate to ensure compliance with all regulatory standards.

6.	Compensation

Thrivent Financial shall arrange for the payment of commissions to those registered representatives of Thrivent Investment Mgt. who are entitled thereto in connection with the sale of the Contracts on behalf of Thrivent Investment Mgt., in the amounts and on such terms and conditions as Thrivent Financial and Thrivent Investment Mgt. have determined in accordance with the contracts with the registered representatives.

All commissions for the sale of the Contracts due to Thrivent Investment Mgt. from Thrivent Financial shall be reflected on Thrivent Investment Mgt’s financial records as a receipt from Thrivent Financial and a disbursement to Thrivent Investment Mgt’s registered representatives, notwithstanding the direct payment of such commissions by Thrivent Financial to such registered representatives. Thrivent Financial agrees to pay commissions directly to such registered representatives as a convenience to Thrivent Investment Mgt. and recognizes that this agreement to pay is purely ministerial in nature and not discretionary.

Notwithstanding the foregoing, it is agreed that Thrivent Financial shall have the right in the payment of such commissions to treat such commissions as part of Thrivent Financial’s employee compensation to such registered representatives for the purpose of calculation of Thrivent Financial’s benefits programs and withholding taxes.

Thrivent Financial will maintain and provide records and reports reflecting the calculation of all commissions paid to, and any other cash and non-cash compensation (collectively “Commissions”), received by Thrivent Investment Mgt. registered representatives and the details of the transactions upon which such Commissions are based, and will respond to any inquiries about Commission payments, pursuant to this section.

Thrivent Financial shall reimburse Thrivent Investment Mgt. for the costs and expenses incurred by Thrivent Investment Mgt. in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement, in the initial sales efforts and the continuing obligations hereunder.

7.	Records

Thrivent Investment Mgt. shall have the responsibility of maintaining the records of representatives licensed, registered and otherwise qualified to sell the Contracts. Thrivent Investment Mgt. shall maintain such other records as are required of it by applicable laws and regulations, except those records that Thrivent Financial maintains as a convenience to Thrivent Investment Mgt. The books, accounts and records of Thrivent Financial, the Variable Account and Thrivent Investment Mgt. shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by Thrivent Investment Mgt. or in connection with this Agreement shall be the property of Thrivent Financial and shall be returned to Thrivent Financial upon termination of this Agreement, free from any claims or retention of rights by Thrivent Investment Mgt. Thrivent Investment Mgt. shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if Thrivent Financial has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

8.	Duty to Keep Informed

Thrivent Financial shall at its expense keep Thrivent Investment Mgt. fully informed on a current basis of any changes or other material matters affecting the Contracts. Thrivent Financial will use its best efforts to provide advance notice to Thrivent Investment Mgt. of any proposed changes in the Contracts and to discuss such matters with Thrivent Investment Mgt. prior to taking any action. Thrivent Financial shall furnish Thrivent Investment Mgt. copies of all information, financial statements, books and records and other papers that Thrivent Investment Mgt. may reasonably request in connection with its due diligence inquiry or for use in connection with the distribution of Contracts.

9.	Investigations and Proceedings

A.

Thrivent Investment Mgt. and Thrivent Financial agree to cooperate fully in any insurance regulatory investigation, proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. Thrivent Investment Mgt. and Thrivent Financial further agree to cooperate fully in any securities regulatory investigation, proceeding or judicial proceeding with respect to Thrivent Financial, Thrivent Investment Mgt., their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. Thrivent Investment Mgt. shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the Thrivent Financial’s operations are being conducted in a manner consistent with any applicable law or regulation.

B.

In the case of a written customer complaint, Thrivent Investment Mgt. and Thrivent Financial will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or electronic transmission.

10.	Termination

This Agreement shall terminate automatically upon its assignment by either party without the prior written consent of both parties. This Agreement may be terminated at any time by either party on 60 days’ written notice to the other party, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the agreements contained in paragraph 9 hereof.

11.	Regulation

This Agreement shall be subject to the provisions of the 1933 Act, the 1940 Act and the Securities Exchange Act and the rules, regulations and rulings promulgated thereunder and of the applicable rules and regulations of the NASD, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

12.	Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.	Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Bruce J. Nicholson
Bruce J. Nicholson, President
And Chief Executive Officer

By	/s/ Woodrow E. Eno
Woodrow E. Eno, Senior Vice President
And Secretary

THRIVENT INVESTMENT MANAGEMENT INC.

By	/s/ Pamela J. Moret
Pamela J. Moret, Senior Vice President

By	/s/ Woodrow E. Eno
Woodrow E. Eno, Senior Vice President
And Secretary

SCHEDULE A

THRIVENT FINANCIAL SEPARATE ACCOUNTS

LB Variable Annuity Account I

LB Variable Insurance Account I

AAL Variable Annuity Account I

AAL Variable Annuity Account II

Thrivent Variable Life Account I

Thrivent Variable Annuity Account I